NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAW AND NEITHER MAY BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, SUCH REGISTRATION AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE FORM AND SUBSTANCE OF WHICH IS ACCEPTABLE TO THE ISSUER.

MERRIMAN CURHAN FORD GROUP, INC.

SECURED CONVERTIBLE PROMISSORY NOTE

$ __________, 2009

San Francisco, California

FOR VALUE RECEIVED, and upon and subject to the terms and conditions set forth herein, MERRIMAN CURHAN FORD GROUP, INC., a Delaware corporation (“Issuer”), hereby promises to pay to the order of                                              , a                                    (together with its permitted successors and assigns, “Holder”), the principal sum of                                      UNITED STATED DOLLARS (U.S. $                       ) on the Maturity Date, together with interest as provided herein.  This Note was issued under and is subject to a Subscription Agreement (the “Subscription Agreement”) dated as of __________, 2009 among Issuer, Holder and certain other parties.  Capitalized terms used and not otherwise defined herein will have the respective meanings given to such terms in the Subscription Agreement.

1.             Maturity Date.  This Note will mature, and be due and payable in full, on the earlier of (i)  ______________, 2011; or (ii) the consummation of a Change of Control Event, as defined below, unless Holder has elected to convert this Note pursuant to Section 3 hereof.  “Maturity Date” shall mean the earlier to occur of (i) or (ii) above.  A “Change in Control Event” shall mean (i) the acquisition of the Issuer by another entity by means of any transaction or series of related transactions to which the Issuer is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Issuer outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Issuer held by such holders prior to such transaction, at least 50% of the total voting power represented by the voting securities of the Issuer or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Issuer; or (c) any liquidation, dissolution or winding up of the Issuer, whether voluntary or involuntary.

2.             Interest.  From and after the date hereof, all outstanding principal of this Note will bear interest on the outstanding principal balance at the rate of eleven percent (11%) per annum. Outstanding interest shall be paid on the fifteenth (15th) day of the month following the end of each calendar quarter during which this Note shall be outstanding. Upon the occurrence and during the continuance of any Event of Default (as hereinafter defined) under this Note, all outstanding principal of this Note shall bear interest at the rate of 15% per annum. All accrued but unpaid interest on this Note shall be payable on the Maturity Date or on such earlier date as this Note shall be prepaid or converted into Common Stock.

3.             Optional Conversion of the Note.

3.1          By Holder.  At any time following 180 days from the date of issue and prior to repayment of this Note, Holder may elect, in lieu of repayment, to convert all, but not a portion only, of the outstanding principal and all accrued interest on this Note into that number of shares of Common Stock (as defined in the Subscription Agreement) equal to the quotient obtained by dividing (a) 100.0% of the amount of principal outstanding and accrued interest on this Note, by (b) the Conversion Price (as hereinafter defined).  Holder will inform Issuer of such election at least 10 days prior to the date the Note is converted into Common Stock, provided, however, that in the event that the Issuer has issued a notice of prepayment as provided in Section 3.3 hereof, Holder may elect to instead convert all of this Note and any accrued interest hereon into Common Stock on only 5 days written notice.  If Holder delivers such notice to Issuer, Issuer may not elect to pay to Holder the amount of this Note to be converted without Holder’s written consent. For purposes of this Note, “Conversion Price” will initially mean $0.50 per share. The Conversion Price will be subject to adjustment as provided in Section 3.4 and 3.5. The Holder shall effect conversions by delivering to the Issuer a Notice of Conversion, the form of which is attached hereto as Annex A (a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted and the date on which such conversion shall be effected (such date, the “Conversion Date”), provided that such date is on or after the date the Notice of Conversion is received by the Issuer.  If no Conversion Date is specified in a Notice of Conversion, or the stated conversion date is prior to date of delivery of the Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder.  To effect conversions hereunder, the Holder shall be required to physically surrender this Note to the Issuer.

3.2          By Issuer.  At any time prior to repayment of this Note, if the volume weighted average price of the Common Stock on the NASDAQ Capital Market exceeds 200% of the Conversion Price then in effect during each day for twenty consecutive trading days or more within any thirty trading day period (whether or not such volume weighted average for any day thereafter is 200% or less of the Conversion Price then in effect), then Issuer may give notice to Holder of its election to convert all of the outstanding principal and accrued interest on this Note into the same number of shares of Common Stock as would be calculated pursuant to Section 3.1 above in the case of an optional conversion by Holder.  Any notice of conversion will be effective at least 10 days prior to the date of such conversion and the Conversion Price used in calculating the number of shares of Common Stock to be issued to Holder will be the Conversion Price on the date of the actual conversion. To effect conversions hereunder, at Issuers election, the Holder may not be required to physically surrender this Note to the Issuer, in which case the Issuer may cancel the Note upon issuance of the Common Stock pursuant to Section 3.1 above.  The Holder may deliver an objection to any Notice of Conversion within 3 Business Days of delivery of such Notice of Conversion.

3.3        Cash Prepayment. At any time prior to repayment of this Note, the Issuer my elect to repay all or a portion of the outstanding principal and any accrued interest on this Note in cash upon notice of prepayment effective at least 10 days prior to the date of such prepayment.  If the Holder elects to instead convert that portion of the Note that the Issuer has chosen to prepay and any accrued interest hereon in Common Stock, the provisions of Section 3.1 shall apply and the Holder’s right to convert into Common Stock shall take precedence over the Issuer’s right to prepay contained in this Section 3.3, provided the notice provisions of Section 3.1 are complied with.

3.4          Adjustments; Antidilution.

(a)           Stock Dividends, Reclassifications, Recapitalizations, Etc.  In the event the Issuer:  (i) pays a dividend in Common Stock or makes a distribution in Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares or (iv) increases or decreases the number of shares of Common Stock outstanding by reclassification of its Common Stock (including a recapitalization in connection with a consolidation or merger in which the Issuer is the continuing corporation), then the Conversion Price on the record date of such division or distribution or the effective date of such action shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event.

(b)           Notice of Adjustment.  Whenever the Conversion Price is adjusted, as herein provided, the Issuer shall deliver to the holders of the Note in a certificate of the Issuer’s Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated.

(c)           Notice of Certain Transactions.  In the event that the Issuer shall propose (i) to pay any dividend payable in securities of any class to the holders of its Common Stock or to make any other non-cash dividend or distribution to the holders of its Common Stock, (ii) to offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (iii) to effect any capital reorganization, reclassification, consolidation or merger affecting the class of Common Stock, as a whole, or (iv) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Issuer, the Issuer shall, within the time limits specified below, send to each Holder a notice of such proposed action or offer.  Such notice shall be mailed to the Holders at their addresses as they appear in the records of the Issuer, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and the Conversion Price Such notice shall be given as promptly as possible and (x) in the case of any action covered by clause (i) or (ii) above, at least ten (10) days prior to the record date for determining holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier, except in the event of an involuntary liquidation, in which any notice period shall be governed by court orders or any applicable laws.

3.6           No Rights as a Shareholder.  This Note, as such, shall not entitle Holder to any rights as a stockholder of Issuer.

4.            Security.  Repayment of this Note is secured, pari passu with Holders of all other Notes issued pursuant to the Subscription Agreement, by a security interest in substantially all the assets of Issuer, other than any and all proceeds of insurance litigation and the Fidelity insurance policy; and (b) any and all commercial tort claims held by Issuer, including, but not limited, to the insurance litigation and the Fidelity insurance,  pursuant to a security agreement, together with any related collateral assignments and such other necessary documents entered into by Issuer in favor of the purchasers.

5.             Transfer.  Purchaser may transfer this Note in compliance with applicable U.S. federal and state and/or foreign securities laws and in accordance with the Subscription Agreement.

6.             Financial Covenants. Until this Note has been redeemed, converted or otherwise satisfied in accordance with its terms, unless the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding, shall otherwise consent in writing, the Issuer shall comply with every financial covenant contained in the Issuer’s loan agreements, notes and other documents with any person to which the Issuer owes any Material Indebtedness as defined below.

7.             Events of Default.  If there shall be any Event of Default hereunder, at the option and upon the declaration of and upon written notice to Issuer (which declaration and notice shall not be required in the case of an Event of Default under Section 7(c) or 7(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. Subject to the provisions hereof, Holder shall have all rights and may exercise any remedies available to it under law, successively or concurrently.  The occurrence of any one or more of the following shall constitute an Event of Default:

(a)           Issuer fails to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note on the date due and any such payment described in (i) or (ii) above shall not have been made within fifteen (15) business days of Issuer's receipt of Holder's written notice to Issuer of such failure to pay;

(b)           Issuer fails to perform any covenant under this Note or under the Subscription Agreement in a timely manner after Issuer's receipt of Holder's written notice to Issuer of such failure and a fifteen day cure period; or any representation or warranty of Issuer hereunder or under the Subscription Agreement shall be inaccurate in any material respect when made;

(c)           Issuer (i) applies for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) is unable, or admits in writing its inability, to pay its debts generally as they mature; (iii) makes a general assignment for the benefit of its or any of its creditors; (iv) is dissolved or liquidated in full or in part; (v) becomes insolvent (as such term may be defined or interpreted under any applicable statute); (vi) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (vii) takes any action for the purpose of effecting any of the foregoing;

(d)        Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Issuer or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Issuer or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect are commenced and an order for relief entered or such proceeding is not be dismissed or discharged within thirty (30) days of commencement;

(e)        Issuer is in default under any indebtedness of Issuer in excess of One Hundred Thousand Dollars ($100,000) (“Material Indebtedness”) or in the performance of or compliance with any term of any evidence of any such indebtedness or of any mortgage, indenture or other agreement relating thereto the effect of which is to cause such indebtedness  to become due and payable before its stated maturity or before its regularly scheduled dates of payment, and such default, event or condition continues for more than the period of grace, if any, specified therein and not waived pursuant thereto; provided, however, that for purposes of this Section 4.5, indebtedness shall not include trade payables, compensation to employees, officers or directors or other obligations arising in the ordinary course of the business of the Issuer.

8.          Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Issuer, to: Merriman Curhan Ford Group, Inc., 600 California Street, 9th Floor, San Francisco, California 94108, Attention: Chief Financial Officer, telecopier: (415) 415-248-5690, (ii) if to the Holder to: the address and telecopier number indicated on the signature pages to the Subscription Agreement.

9.           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of State of California located in the city and county of San Francisco or in the federal courts located in the city and county of San Francisco, California. The parties and the individuals executing this Note and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

          IN WITNESS WHEREOF, Issuer has caused this Note to be duly executed by an authorized signatory as of the date first written above.

MERRIMAN CURHAN FORD GROUP, INC.

By:
Name:
Title:

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Secured Convertible Promissory Note due _________, 2011 (the “Note”) of MERRIMAN CURHAN FORD GROUP, INC., a Delaware corporation (the “Issuer”), into shares of common stock, par value per share $ 0.0001 (the “Common Stock”), of the Issuer according to the conditions hereof, as of the date written below.  If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Issuer in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Issuer that such issuance, together with all previous issuances of Common Stock pursuant to the exercise of all Warrants and the conversion of all Notes issued pursuant to the Subscription Agreement, would in the aggregate exceed the amounts specified under Section 3.7 of the Note.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion Information:
Date to Effect Conversion:

Outstanding Principal Amount of Note to be Converted:

Signature:

Name:
Address:

Or

DWAC Instructions:
Broker No:
Account No: